Exhibit 5.1

REEDER & SIMPSON, P.C.

ATTORNEYS AT LAW

P.O. Box 601	RMI Tel.: +692-455-0560
RRE Commercial Center	Honolulu Tel.: 808-352-0749
Majuro, MH 96960	Email: dreeder.rmi@gmail.com

International Seaways, Inc.

600 Third Avenue, 39th Floor

New York, New York 10016

May 11, 2026

Re: International Seaways, Inc. (the “Company”)

Ladies and Gentlemen:

We have acted as special Republic of the Marshall Islands (the “RMI”), counsel to International Seaways, Inc. (the “Company”), a corporation organized under the laws of the RMI, in connection with the Company’s offer and sale, from time to time, of up to a maximum aggregate offering of US$200,000,000.00 of its Common Stock, no par value ( the “Securities”), pursuant to that certain Equity Distribution Agreement dated May 11, 2026, among the Company and BTIG, LLC, B. Riley Securities, Inc., Clarksons Securities, Inc. and Fearnleys Securities, Inc. (the “EDA”), and a registration statement on Form S-3 (Registration No. 333-292313), including the prospectus dated December 19, 2025 (the “Base Prospectus”), and the prospectus supplement filed pursuant to Rule 424(b) dated May 11, 2026 ( the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”).

We have examined originals or electronic copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Prospectus and (iii) such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents. As to various questions of fact which are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, officers of the Company and others.

Based upon and subject to the foregoing and to the qualifications and limitations hereafter expressed, and having regard to legal considerations we deem relevant, we are of the opinion that:

1.       The Company is a non-resident domestic corporation duly incorporated, validly existing and registered under the laws of the RMI and is in good standing under the laws of the RMI.

2.       The Common Stock, when issued, sold and paid for as contemplated in the Prospectus and EDA, will be validly issued, fully paid and non-assessable.

We have assumed that after the issuance of Common Stock offered pursuant to the Registration Statement, as amended or supplemented, the total number of shares of Common Stock outstanding will not exceed the total number authorized under the Company’s Articles of Incorporation then in effect.

This opinion is limited to the laws of the RMI as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and the discussions of advice provided by us under the headings “Legal Matters” in the Prospectus and in any prospectus supplement related thereto, without admitting we are “experts” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement.

Sincerely,

/s/ Dennis J. Reeder

Reeder & Simpson P.C.

Dennis J. Reeder

2